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                                                                     Exhibit 5.1



                                August 24, 1998





Brylane Inc.
463 Seventh Avenue, 21st Floor
New York, New York 10018

Ladies and Gentlemen:

     You have requested our opinion with respect to 900,000 shares (the "Shares") of common stock, $0.01 par value per share (the "Common Stock"), of Brylane Inc., a Delaware corporation (the "Company"), which Shares are to be issued upon the exercise of stock options to be granted pursuant to the terms of the Brylane Inc. 1998 Performance Stock Option Plan (the "Performance Option Plan"). The Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     We have examined the Company's Certificate of Incorporation and Bylaws each as amended and the Performance Option Plan. We have also examined the records of corporate proceedings taken in connection with the issuance of the Shares under the Performance Option Plan.

     Based upon the foregoing examinations, we are of the opinion that the Shares, when offered, sold and paid for pursuant to the exercise of stock options granted under the Performance Option Plan, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/ Riordan & McKinzie

                                      S-1